Exhibit 21

               SUBSIDIARIES OF COMMUNITY BANKSHARES INCORPORATED


(a)  The Community Bank, a Virginia-chartered bank incorporated in 1973

(b)  Commerce Bank of Virginia, a Virginia-chartered bank incorporated in 1984